Exhibit 99.1

Rover Reports Record May Results and Increases 2021 Projections

Highest Single Month Gross Bookings Value of $45 Million

New Bookings of ~75,000, Led By Record U.S. Customer Acquisition

May Gross Bookings Value Grew 18% vs. May 2019

SEATTLE, WA – June 9, 2021 – A Place for Rover, Inc. (“Rover” or the “Company”), the world’s largest online marketplace for pet care, today announced key metrics for the month ended May 31, 2021.

“We are excited to see so many pet parents turning to Rover to find care for their furry family members as they start to resume normal activities,” said Rover CEO, Aaron Easterly. “In May, we set records for Gross Bookings Value (GBV) and U.S. new customer acquisition in the course of surpassing our 2019 comparable period. As a result of this improvement in booking trends, which is continuing into June, we are raising our full year projections.”

May 2021 Metrics Highlights:

Unless otherwise noted, all comparisons are relative to May 2019, due to the irregularity in our 2020 business metrics caused by COVID.

•	Total bookings of ~367,000, compared to ~352,000.

•	GBV of $45.4 million, compared to $38.3 million. This was Rover’s largest GBV month ever, surpassing the previous high of $42.0 million achieved in July 2019.

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Engaged pet care providers increased 5%, demonstrating healthy supply levels to meet the increased demand. Engaged pet care providers are those who have three or more bookings on the platform, and represent ~85% of bookings.

•	GBV from customers acquired prior to 2020 was ~70% of the level that would have been expected if there had been no pandemic, up from ~60% in April.

Local Trends:

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For U.S. bookings, California increased 30%, Florida increased 20%, New York increased 38% and Texas increased 24% month-over-month from April to May 2021. Historically, the seasonal trend has been a ~7% increase during the same timeframe for these states. Rover expects the exact rate of recovery to continue to vary by locale.

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In the U.S., requests for services are being made further in advance: the median lead time for pet care requests in May 2021 was up 45% over May 2019, as more pet parents started booking overnight services for Fourth of July and Labor Day holiday weekends.

•	International market performance has been slower to recover, and remains below 2019 levels.

On February 10, 2021, Rover entered into a definitive business combination agreement with Nebula Caravel Acquisition Corp. (Nasdaq: NEBC) (“Caravel”). Caravel is a publicly traded special purpose acquisition company sponsored by True Wind Capital. The transaction values Rover at an enterprise value of approximately $1.350 billion.

Increased 2021 Projections:

•	Revenue

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Rover anticipates Revenue in the range of $100 - $105 million, an increase from the projection of $97 million disclosed to Caravel and PIPE investors in connection with the proposed business combination.

•	Adjusted EBITDA

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Rover anticipates Adjusted EBITDA in the range of ($2) - ($7) million, an improvement from the projection of a ($9) million disclosed to Caravel and PIPE investors in connection with the proposed business combination.

Growth in GBV represents increasing activity on our platform from repeat and new pet parents and may differ slightly from bookings growth depending on the mix of daytime and overnight services for each period.

About Rover

Founded in 2011 and based in Seattle, Rover is the world’s largest online marketplace for pet care. Rover connects pet parents with pet care providers who offer overnight services, including boarding and in-home pet sitting, as well as daytime services, including doggy daycare, dog walking, drop-in visits, and grooming. Millions of pet parents have booked a service on Rover, with more than 500,000 pet care providers across North America and Europe.

About True Wind Capital

True Wind Capital is a San Francisco-based private equity firm focused on investing in leading technology companies. True Wind has a broad investing mandate, with deep industry expertise across software, data analytics, tech-enabled services, internet, financial technology, and hardware. Rover will be True Wind’s 8th platform investment.

About Nebula Caravel Acquisition Corp.

Caravel (Nasdaq: NEBC) is a blank check company sponsored by True Wind and led by Adam H. Clammer and James H. Greene, Jr., who serve as Chief Executive Officer and Chairman, respectively, formed for the purpose of partnering with one high-quality technology business. Caravel follows Nebula Acquisition Corporation’s successful merger with Open Lending in June 2020.

Important Information and Where to Find It

This press release relates to the proposed merger involving Caravel and Rover. Caravel has filed a Registration Statement on Form S-4 with the SEC, which includes a proxy statement and prospectus of Caravel and an information statement of Rover, and each party will file other documents with the SEC regarding the proposed transaction. A definitive proxy statement/prospectus/information statement will also be sent to the stockholders of Caravel and Rover, seeking any required stockholder approvals. Before making any voting or investment decision, investors and securityholders of Caravel and Rover are urged to carefully read the entire registration statement and proxy statement/prospectus/information statement, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by Caravel with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free of charge from Caravel upon written request to Nebula Caravel Acquisition Corp., Four Embarcadero Center, Suite 2100, San Francisco, California 94111.

Participants in the Solicitation

Caravel, Rover and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Caravel, in favor of the approval of the merger. Information regarding Caravel’s directors and executive officers is contained in the section of Caravel’s Registration Statement on Form S-4 titled “Information About Carvel”, which was filed with the SEC on May 20, 2021. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the proxy statement/prospectus/information statement and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

No Offer or Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor will there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Caravel’s and Rover’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, including 2021 projections, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions, and include statements regarding COVID recovery, changes in travel and working behavior and the impact on Rover’s business and operating results as well as the closing of the business combination between Caravel and Rover. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in the section of Caravel’s Registration Statement Form S-4 titled “Risk Factors” which was filed with the SEC on May 20, 2021. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are based on Caravel’s or Rover’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and neither Caravel nor Rover is under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports, which Caravel has filed or will file from time to time with the SEC.

In addition to factors previously disclosed in Caravel’s reports filed with the SEC and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: risks and uncertainties related to the inability of the parties to successfully or timely consummate the merger, including the risk that any required regulatory approvals or stockholder approvals of Caravel or Rover are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the merger is not obtained, failure to realize the anticipated benefits of the merger, risks related to Rover’s ability to execute on its business strategy, attract and retain users, develop new offerings, enhance existing offerings, compete effectively, and manage growth and costs, the duration and global impact of COVID-19, the number of redemption requests made by Caravel’s public stockholders, the ability of the combined company to meet Nasdaq’s listing standards (or the standards of any other securities exchange on which securities of the public entity are listed) following the merger, the inability to complete the private placement of common stock of Caravel to certain institutional accredited investors, the risk that the announcement and consummation of the transactions disrupts Rover’s current plans and operations, costs related to the transactions, the outcome of any legal proceedings that may be instituted against Caravel, Rover, or any of their respective directors or officers, regarding the proposed transaction, the ability of Caravel’s or the combined company to issue equity or equity-linked securities in connection with the proposed business combination or in the future, the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments; and those factors discussed in documents of Caravel filed, or to be filed, with SEC.

Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in Caravel’s most recent filings with the SEC which are available, free of charge, at the SEC’s website at www.sec.gov, and in the Registration Statement on Form S-4 and Caravel’s proxy statement/prospectus/information statement when available.

This press release is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Caravel and is not intended to form the basis of an investment decision in Caravel. All subsequent written and oral forward-looking statements concerning Caravel and Rover, the proposed transaction or other matters attributable to Caravel and Rover or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Definitions

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A booking is defined as a single arrangement, prior to cancellation, between a pet parent and pet care provider, which can be for a single night or multiple nights for our overnight services, or for a single walk/day/drop-in/groom or multiple walks/days/drop-ins for our daytime services. New bookings is defined as the total number of first-time bookings that new users, which Rover refers to as pet parents, book on our platform in a period. Repeat bookings are defined as the total number of bookings from pet parents who have had a previous booking on Rover.

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Gross Booking Value, or GBV, represents the dollar value of bookings on our platform in a period and is inclusive of pet care provider earnings, service fees, add-ons, taxes and alterations that occurred during that period.

•	Yo2Y% is calculated as the non-compounding growth rate of the current period metric vs. that of the period 2-years prior.

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Adjusted EBITDA is defined as net loss excluding depreciation and amortization, stock-based compensation expense, income tax expense or benefit, interest expense, interest income, other income (expense), net, and non-routine items such as restructuring, impairment, and certain acquisition costs.

Please refer to Caravel’s S-4 filed with the SEC on May 20th, 2021 for additional definitions of GBV, total bookings, new bookings, repeat bookings, and Adjusted EBITDA, a non-GAAP metric.

A Place for Rover, Inc. Key Business Metrics (unaudited)	Month Ended
	April 30, 2021	May 31, 2021
	(bookings in thousands) (GBV in millions)
Bookings:
New bookings	54	75
Repeat bookings	234	292

Total bookings	287	367

GBV	$32.0	$45.4

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Contacts:

MEDIA

pr@rover.com

Kristin Sandberg

(360) 510-6365

INVESTORS

brinlea@blueshirtgroup.com

Brinlea Johnson

(415) 269-2645

True Wind Capital

press@truewindcapital.com

Heather Chrisco